APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

SSgA Master Trust

SSgA Multi-Asset Real Return Portfolio

SSgA Income Allocation Portfolio

SSgA Global Allocation Portfolio

Blackstone/GSO Senior Loan Portfolio

SSgA Ultra Short Term Bond Portfolio

SSgA MFS Systematic Core Equity Portfolio

SSgA MFS Systematic Growth Equity Portfolio

SSgA MFS Systematic Value Equity Portfolio

State Street Risk Aware Portfolio

State Street DoubleLine Total Return Tactical Portfolio

Dated: February 20, 2015